Exhibit 99.2

PROMISSORY NOTE

$250,000.00	October 18, 2005

FOR VALUE RECEIVED, the undersigned, TRI-S SECURITY CORPORATION, a Georgia corporation (“Maker”), promises to pay to the order of DAVID SHOPAY (“Payee”), an individual resident of the State of Florida, in his capacity as Shareholder Representative under that certain Stock Purchase Agreement by and among Maker and the shareholders of The Cornwall Group, Inc. (the “Shareholders”) dated as of August 30, 2005, as amended by Amendment No. 1 to the Stock Purchase Agreement by and among Maker and the Shareholders dated as of even date herewith (as so amended, the “Purchase Agreement”), the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00), payable as provided herein, in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

From and after the date hereof, interest shall accrue on the outstanding principal amount hereof at a rate per annum equal to five percent (5%), which interest shall be computed on the daily outstanding principal amount hereunder on a 365-day year interest basis.

The entire principal amount hereof, together with all accrued and unpaid interest and all other amounts outstanding hereunder, shall be due and payable in full by Maker on the date which is the 18-month anniversary of the Closing Date (the “Maturity Date”); provided, however, that, if prior to the Maturity Date, Maker or any of its subsidiaries shall collect any amounts owed under the accounts receivable attached as Exhibit A hereto, then within five (5) business days of the collection of such amounts, Maker shall pay the entirety of such amounts to the order of Payee as payments under this Note.  If any payment required under this Note becomes due and payable on a Saturday, Sunday or public holiday under the laws of the State of Florida, such payment date shall be extended to the next business day.  All amounts paid hereunder shall be paid to SunTrust Bank and held by SunTrust Bank pursuant to that certain Escrow Agreement between Maker, Payee and SunTrust Bank dated as of the date hereof. Notwithstanding anything herein to the contrary, Maker has the right, at its election and upon written notice to Payee, to set off against and deduct from the amount owed hereunder any amounts owed to Maker with respect to Purchaser Losses (as defined in the Purchase Agreement).

Maker at any time or from time to time may prepay all or any portion of the outstanding principal amount of this Note (together with accrued interest thereon through the date of such prepayment) without penalty or premium.  All payments received hereunder shall be applied first to unpaid interest and then to the principal amount outstanding.

The occurrence and continuation of any one of the following events (“Event of Default”) shall constitute a default hereunder: (i) Maker fails to make due and punctual payment of principal of or interest on this Note; (ii) Maker violates any covenant in this Note (other than payment when due of any principal of or interest on this Note), and Maker fails to cure such violation within thirty (30) days after notice thereof from Payee; or (iii) Maker makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions a court for the appointment of any receiver or trustee for Maker or any substantial part of Maker’s property, commences any proceeding relating to Maker under any arrangement or debt readjustment law or statute of any jurisdiction whether now or hereafter in effect or there is commenced against Maker any such proceeding which remains undismissed for one hundred twenty (120) days, or Maker by any act indicates consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver or trustee for Maker or any substantial part of Maker’s property, or suffers any such receivership or trusteeship to continue undischarged for one hundred twenty (120) days.

If an Event of Default occurs and is continuing, then, at the option of Payee, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon and all additional amounts due and owing on this Note, shall, upon written notice from Payee to Maker, become immediately due and payable.  The rights, remedies, powers and privileges provided for herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

The failure of Payee to exercise said right of accelerating the maturity and payment of the indebtedness evidenced hereby or any indulgence granted by Payee to Maker from time to time shall in no event be considered or otherwise construed as a waiver of such right of acceleration or in any manner prohibit Payee from exercising such right.  All remedies conferred on Payee by law or by this Note or by any other instrument or agreement shall be cumulative and nonexclusive.  Such remedies may be exercised concurrently or consecutively at Payee’s option.

TIME IS OF THE ESSENCE of this Note, and in the event this Note is placed in the hands of any attorney for collection, or if collected by suit or through any bankruptcy or other legal proceedings, Maker hereby agrees to pay all reasonable expenses incurred by the holder of this Note, including reasonable attorneys’ fees, all of which shall become a part of the principal hereof.

Maker hereby expressly waives presentment, demand for payment, notice of dishonor, protest, notice of protest, diligence in collection and all other notices or demands of every kind and nature whatsoever with respect to this Note or the enforcement of the provisions hereof, and Maker hereby consents that the time of payments or any part thereof due hereunder may be extended by Payee and assents to any substitution, exchange or release of collateral permitted by Payee, all without in any way whatsoever modifying, altering, releasing, discharging, affecting or limiting the liability of Maker hereunder.

The term “Maker” as used in this Note shall mean and have reference to, collectively, all parties primarily or secondarily obligated for the indebtedness evidenced by this Note, whether as principal, maker, endorser, guarantor or otherwise, together with the respective administrators, executors, legal representatives, successors and assigns of each of the foregoing.  This Note shall inure to the benefit of Payee and his assigns and legal representatives.

This Note shall be governed as to validity, interpretation, construction, enforcement, effect and in all respects by the laws of the State of Florida.

It is expressly agreed that if, from any circumstances whatsoever, fulfillment of any provision of this Note at the time performance of such provision shall be due shall be invalid under presently applicable usury statutes or any other applicable law, with regard to obligations of like character and amount, then the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.  In no event shall Maker be bound to pay for the use, forbearance or detention of the money loaned pursuant hereto or interest of more than the current legal limit.  The right to demand any such excess is hereby expressly waived by Payee.

This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of such charge or termination is sought.

IN WITNESS WHEREOF, Maker has executed this Note as of the 18th day of October, 2005.

TRI-S SECURITY CORPORATION

/s/ Ronald G. Farrell
By: Ronald G. Farrell
Its: Chief Executive Officer